EXHIBIT 1
                                THOMAS N. CARTER


ABCI Holdings, Inc.
5897 Oberlin Drive
Suite 210
San Diego, CA 92121

RE:  Resignation from ABCI

Dear Mr. Baum:

Please be advised that by and through this letter, I hereby resign, effective immediately, from any and all positions I currently hold with ABCI Holdings, Inc. This resignation includes and specifically refers to my Executive Positions, positions as an Officer of the company and my position on the Company Board of Directors.

Very truly yours,

Thomas N. Carter